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October 19, 1999


Mr. Michael L. Neher
1870 Bentbrooke Trail
Lawrenceville, GA  30043

Dear Mike:

The following are the terms and conditions of your employment agreement with The Credit Store, Inc.:

1. Employment will begin on November 8, 1999, as Senior Vice President with responsibility for for Non-Card Resolutions and Portfolio Divestitures. The annual salary for your position will be $135,000, with pay periods occurring on the 15th and last day of each month. You will also be eligible to participate in all employee benefit plans effective the first day of the month following employment.

2. You are being hired as an employee at-will. Should your employment be terminated by the company prior to the end of your first year of employment, you will be given 6 months severance pay which shall be distributed to you as salary during the severance period.

3. Since you are relocating to Sioux Falls, South Dakota, we will pay relocation costs as outlined in the attached Relocation Policy.

4. You will receive 10,000 stock options to be issued on and vested as of your first date of employment. The option price will be the market price of the stock as the end of business on your first date of employment. The options will be issued on a standard form as previously approved by the Board of Directors.

5. You understand that if you leave our employ, you will not compete with our business for two years from the date of your departure, nor will you use, in any way, any proprietary or confidential information obtained in the course of your employment. A copy of the Confidentiality and Non-Competition Agreement that you will be required to sign as a condition of your employment is attached hereto.

6. You will be eligible to receive a cash performance bonus based upon the average monthly net cash collections derived from non-card resolutions (this does not include revenue from portfolio sales). At the end of the first twelve full calendar months of your employment, if the average monthly net cash collections derived from non-card resolutions divided by the average gross principal amount of charged-off debt owned by The Credit Store or its wholly owned subsidiaries exceeds:


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     o    19 basis points, then you shall be eligible to receive a bonus equal to $22,500;
     o 22 basis points, then you shall be eligible to receive an additional bonus equal to $22,500; and
     o 25 basis points, then you shall be eligible to receive an additional bonus equal to $22,500;

The total bonus you are eligible to receive shall be paid to you in four (4) equal quarterly installments during the second year of your employment. If you voluntarily terminate your employment for any reason prior to the due date of any quarterly installment of your bonus, you shall not receive any installments of your bonus that first become due after your voluntary termination of your employment.

Enclosed also is the Confidentiality and Noncompetition Agreement for your review and signature. Please confirm our understanding, of your employment, by signing this letter, as indicated below and returning both documents in the enclosed envelope.

If you have any questions, please call me.


Sincerely,                                       Confirmed and Agreed to:

  /s/  Kevin T. Riordan                            /s/  Michael L. Neher
-----------------------------                    -----------------------------
Kevin T. Riodan, President                       Michael L. Neher



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                                THE CREDIT STORE
                                RELOCATION POLICY


o The Company will reimburse the employee for up to two house hunting trips not to exceed seven days total. Reimbursement will include all expenses, within reasonable limits incurred by the employee and their family for travel, lodging, three meals per day for the employee and their family, and car rental, if necessary. Receipts are required for reimbursement.

o If you being working in Sioux Falls before finding a home and moving, the Company will pay for interim living expenses for up to eight weeks for the employee and their family.

o The Company will reimburse the cost of meals, lodging and mileage for the employee and their family while enroute to the new residence. Receipts are required. Travel will be by the most direct route, without reimbursement for unnecessary stop overs. Mileage at the current Company rate of $.315 per mile will be paid for one car.

o The transportation of the employee's household goods will be arranged by the Director of Human Resources.

o The Company will pay for all reasonable charges for packing at origin and unpacking the truck at the destination; the costs for one pick-up at origin and one delivery at the destination; and normal appliance servicing, such as securing motors in washers, dryers and refrigerators during packing and unpacking.

o    Expenses not eligible for reimbursement include, but are not limited to:

     o   Storage charges;
     o   Unpacking of boxes at the new location;
     o   Cleaning services at either location;
     o   Transportation of an automobile by the moving company;
     o   Transportation of pets;
     o   Set-up of play equipment;
     o   Transportation of boats;
     o   Cost of special insurance or handling of items of extraordinary value;
     o   Overtime charges due to a week-end or holiday delivery.


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o    Employees who are homeowners and who purchase a home at the new location within six months of employment will be reimbursed for closing costs on the purchase of a new home. Reimbursed expenses include customary and usual fees for loan origination (for a maximum or 1% or $1,000), mortgage registration, appraisal, recording, assumption, attorney title work, and lender's title insurance if required by the lender.

o Employees who are homeowners and who sell their home within six months of their employment, will be reimbursed for the realtor's commission on the sale of their home.

o Employees who are homeowners at their previous location and are buying a home at the new location will receive a $2,500 settling in allowance to cover miscellaneous expenses incurred in moving. The miscellaneous moving allowance is given to assist in the cost of services and goods not reimbursed by the Company. These services include, but are not limited to, loan discount fees, license fees, rental deposits, utility deposits, draperies, costs of moving automobiles on the moving van, take down and set up of play equipment, and movement of pets and boats.

Eligibility for relocation benefits ends if the employee leaves the Company. This includes, but is not limited to any pending payments and tax coverage. Additionally, if prior to six months after the agreed upon employment date, the employee voluntarily terminates their employment, or if their employment is involuntarily terminated for any reason, the employee would be responsible for repaying the relocation allowances and expenses.